Exhibit 99.1

Itron Announces Second Quarter 2018 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 6, 2018--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2018. Key results for the quarter include:

  Revenue of $586 million, compared with $503 million in the second quarter of 2017;
  Gross margin of 30 percent, compared with 35 percent in the second quarter of 2017;
  GAAP diluted earnings per share (EPS) of 7 cents, compared with 36 cents in the second quarter of 2017;
  Non-GAAP diluted EPS of 51 cents, compared with 71 cents the second quarter of 2017;
  Adjusted EBITDA of $57 million, compared with $60 million in the second quarter of 2017; and
  Total backlog of $3.1 billion, compared with $1.6 billion at the end of the second quarter of 2017.

"Solid customer demand and increased backlog are driving revenue growth, as demonstrated by this quarter's results and our increased revenue guidance for 2018," said Philip Mezey, Itron's president and chief executive officer. "This is underscored by a high level of interest in Itron smart utility solutions, including our newly launched Intelis ultrasonic gas and water metering platforms.

"The integration of Silver Spring Networks is progressing well; with synergy targets ahead of schedule and a clear convergence road map that enables sales of new solutions across our combined customer base and protects customers’ assets,” continued Mezey.

“In addition, constraints in the global supply chain are stabilizing. We successfully secured parts supply to deliver on our customer commitments in the second quarter and for the demand we see for the remainder of the year. We are actively working to mitigate the near-term cost impacts while continuing to execute on restructuring initiatives that improve our cost structure. These actions, combined with our strong forward revenue and product mix visibility, will drive increased profitability in the second half of 2018, and sustainable margin enhancement for the future."

Summary of Second Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $586 million increased 16 percent in the second quarter. Excluding $74 million from the acquired Networks segment, total revenue increased 2 percent.

Water segment revenue increased 9 percent driven by new North America smart solution projects. Electricity segment revenue was in line with the prior year and Gas revenue decreased 1 percent.

Gross Margin

Consolidated company gross margin of 30 percent decreased from 35 percent in the prior year. Excluding a one-time $8 million insurance recovery in the second quarter of 2017, gross margin decreased 370 basis points. The decline was primarily driven by product mix, supply chain inefficiencies and higher component and commodity costs.

Operating Expenses and Operating Income

GAAP operating expenses of $156 million and non-GAAP operating expenses of $132 million increased compared with last year, primarily driven by acquired operations. Excluding acquisitions, operating expenses were down year-over-year as the company executed on cost saving initiatives, acquisition synergies and decreased spending, including lower variable compensation.

GAAP operating income was $21 million compared with $38 million in the second quarter of 2017. Non-GAAP operating income was $44 million compared with $54 million in 2017. Operating income was impacted primarily by higher operating expenses from acquired operations.

Net Income and Earnings per Share

Net income attributable to Itron for the quarter was $3 million, or $0.07 per diluted share, compared with net income of $14 million, or 36 cents per diluted share, in 2017. Compared with last year, net income decreased due to lower operating income and an increase of approximately $10 million in interest expense related to acquisition financing.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration-related expenses, and amortization of intangible assets and debt placement fees, was $20 million, or 51 cents per diluted share, compared with $28 million, or 71 cents per diluted share, in 2017. The decrease in non-GAAP net income was due to lower non-GAAP operating income and higher interest expense, partially offset by a lower non-GAAP effective tax rate reflecting benefits from U.S. tax reform net of the timing and mix of taxable income by jurisdiction.

Cash Flow

Net cash provided by operating activities was $41 million in the second quarter compared with $30 million in the same quarter of 2017. Free cash flow was $29 million in the second quarter compared with $17 million in the prior year. Higher cash flow was driven primarily by improvement in working capital.

Other Measures

Total backlog was $3.1 billion and 12 month backlog was $1.4 billion at the end of the quarter, compared with $1.6 billion and $860 million, respectively, in the prior year quarter. Bookings in the quarter totaled $579 million.

Financial Guidance Update

Itron's guidance for the full year 2018 is as follows:

  Revenue between $2.425 - $2.475 billion from previous guidance of $2.33 to $2.43 billion
  Non-GAAP diluted EPS between $2.75 - $2.90 from previous guidance of $2.95 - $3.35

The revised guidance assumes a Euro to U.S. dollar foreign currency exchange rate of 1.18 on average in the second half of 2018, average fully diluted shares outstanding of approximately 40 million for the year, non-GAAP effective tax rate for the year of approximately 30 percent and total interest expense of approximately $52 million for the year. A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EDT on Aug. 6, 2018. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 11, 2018. To access the telephone replay, dial 888-203-1112 or 719-457-0820, and enter passcode 6190897.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Product revenues	$515,914	$454,713	$1,053,024	$887,078
Service revenues	69,976	48,369	140,087	93,596
Total revenues	585,890	503,082	1,193,111	980,674
Cost of revenues
Product cost of revenues	366,542	293,433	749,392	580,526
Service cost of revenues	42,771	31,372	87,287	64,234
Total cost of revenues	409,313	324,805	836,679	644,760
Gross profit	176,577	178,277	356,432	335,914

Operating expenses
Sales and marketing	45,448	44,514	97,369	85,769
Product development	54,775	43,024	115,059	83,791
General and administrative	43,415	43,098	145,908	80,285
Amortization of intangible assets	17,999	4,970	35,739	9,519
Restructuring	(5,623)	5,043	82,242	8,095
Total operating expenses	156,014	140,649	476,317	267,459

Operating income (loss)	20,563	37,628	(119,885)	68,455
Other income (expense)
Interest income	633	470	1,294	739
Interest expense	(14,645)	(3,411)	(30,149)	(6,610)
Other income (expense), net	1,003	(3,120)	(164)	(5,956)
Total other income (expense)	(13,009)	(6,061)	(29,019)	(11,827)

Income (loss) before income taxes	7,554	31,567	(148,904)	56,628
Income tax benefit (provision)	(3,781)	(16,560)	7,407	(25,607)
Net income (loss)	3,773	15,007	(141,497)	31,021
Net income attributable to noncontrolling interests	1,116	910	1,512	1,079
Net income (loss) attributable to Itron, Inc.	$2,657	$14,097	$(143,009)	$29,942

Earnings (loss) per common share - Basic	$0.07	$0.36	$(3.66)	$0.78
Earnings (loss) per common share - Diluted	$0.07	$0.36	$(3.66)	$0.76

Weighted average common shares outstanding - Basic	39,243	38,683	39,095	38,579
Weighted average common shares outstanding - Diluted	39,789	39,332	39,095	39,274

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Product revenues
Electricity	$212,236	$215,271	$426,113	$421,174
Gas	129,397	130,872	259,640	247,999
Water	118,574	108,570	244,161	217,905
Networks	55,707	—	123,110	—
Total Company	$515,914	$454,713	$1,053,024	$887,078

Service revenues
Electricity	$38,342	$35,061	$76,870	$67,909
Gas	7,635	7,828	15,131	14,912
Water	6,063	5,480	11,670	10,775
Networks	17,936	—	36,416	—
Total Company	$69,976	$48,369	$140,087	$93,596

Total revenues
Electricity	$250,578	$250,332	$502,983	$489,083
Gas	137,032	138,700	274,771	262,911
Water	124,637	114,050	255,831	228,680
Networks	73,643	—	159,526	—
Total Company	$585,890	$503,082	$1,193,111	$980,674

Gross profit
Electricity	$76,987	$78,645	$146,962	$145,895
Gas	40,543	50,536	84,014	101,351
Water	37,835	49,096	75,640	88,668
Networks	21,212	—	49,816	—
Total Company	$176,577	$178,277	$356,432	$335,914

Operating income (loss)
Electricity	$28,997	$17,839	$26,229	$34,923
Gas	15,245	16,977	(13,103)	38,708
Water	8,824	16,866	(2,886)	25,670
Networks	(28,219)	—	(103,729)	—
Corporate unallocated	(4,284)	(14,054)	(26,396)	(30,846)
Total Company	$20,563	$37,628	$(119,885)	$68,455

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Meters (1)
Standard	4,030	4,350	8,170	8,360
Smart	2,990	2,570	5,930	5,010
Total meters	7,020	6,920	14,100	13,370

Stand-alone communication modules and cards (2)
Smart	2,410	1,530	5,010	2,930
(1) The Networks segment shipped an immaterial number of meters during the three and six months ended June 30, 2018.
(2) The Networks segment shipped approximately 940,000 and 2,050,000 network interface cards, respectively, during the three and six months ended June 30, 2018.

The stand-alone communication modules and cards category includes communicating radio modules shipped in Electric, Gas and Water segments and network interface cards, the primary product sold by our Networks segment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$162,882	$176,274
Accounts receivable, net	443,394	398,029
Inventories	195,056	193,835
Other current assets	95,418	81,604
Total current assets	896,750	849,742

Property, plant, and equipment, net	223,435	200,768
Deferred tax assets, net	58,305	49,971
Restricted cash	2,109	311,010
Other long-term assets	46,787	43,666
Intangible assets, net	296,778	95,228
Goodwill	1,119,409	555,762
Total assets	$2,643,573	$2,106,147

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$249,013	$262,166
Other current liabilities	84,647	56,736
Wages and benefits payable	99,822	90,505
Taxes payable	17,713	16,100
Current portion of debt	20,313	19,688
Current portion of warranty	29,443	21,150
Unearned revenue	94,546	41,438
Total current liabilities	595,497	507,783

Long-term debt	1,098,567	593,572
Long-term warranty	14,276	13,712
Pension benefit obligation	94,386	95,717
Deferred tax liabilities, net	1,455	1,525
Other long-term obligations	156,406	88,206
Total liabilities	1,960,587	1,300,515

Equity
Common stock	1,317,781	1,294,767
Accumulated other comprehensive loss, net	(185,868)	(170,478)
Accumulated deficit	(469,155)	(337,873)
Total Itron, Inc. shareholders' equity	662,758	786,416
Non-controlling interests	20,228	19,216
Total equity	682,986	805,632
Total liabilities and equity	$2,643,573	$2,106,147

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2018	2017
Operating activities
Net income (loss)	$(141,497)	$31,021
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	61,979	29,468
Stock-based compensation	16,619	10,135
Amortization of prepaid debt fees	4,602	533
Deferred taxes, net	(15,319)	7,077
Restructuring, non-cash	624	80
Other adjustments, net	1,205	2,395
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	12,804	(2,032)
Inventories	3,385	(29,470)
Other current assets	(1,921)	(3,905)
Other long-term assets	4,514	2,186
Accounts payable, other current liabilities, and taxes payable	(16,994)	36,861
Wages and benefits payable	762	12,299
Unearned revenue	31,156	6,701
Warranty	3,756	(4,825)
Other operating, net	51,204	(5,080)
Net cash provided by operating activities	16,879	93,444

Investing activities
Acquisitions of property, plant, and equipment	(29,309)	(21,898)
Business acquisitions, net of cash equivalents acquired	(802,488)	(99,477)
Other investing, net	(543)	(456)
Net cash used in investing activities	(832,340)	(121,831)

Financing activities
Proceeds from borrowings	611,938	35,000
Payments on debt	(92,234)	(20,625)
Issuance of common stock	4,927	2,198
Prepaid debt fees	(24,042)	—
Other financing, net	(2,580)	952
Net cash provided by financing activities	498,009	17,525

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(4,841)	5,177
Decrease in cash, cash equivalents, and restricted cash	(322,293)	(5,685)
Cash, cash equivalents, and restricted cash at beginning of period	487,335	133,565
Cash, cash equivalents, and restricted cash at end of period	$165,042	$127,880

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, the transition to the Tax Cuts and Jobs Act, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$2,657	$14,097	$(143,009)	$29,942
Amortization of intangible assets	17,999	4,970	35,739	9,519
Amortization of debt placement fees	1,172	242	4,515	483
Restructuring	(5,623)	5,043	82,242	8,095
Acquisition and integration related expense	11,148	6,468	73,795	6,801
Income tax effect of non-GAAP adjustments	(6,897)	(2,896)	(27,732)	(4,730)
Non-GAAP net income attributable to Itron, Inc.	$20,456	$27,924	$25,550	$50,110

Non-GAAP diluted EPS	$0.51	$0.71	$0.64	$1.28

Weighted average common shares outstanding - Diluted	39,789	39,332	39,782	39,274

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$2,657	$14,097	$(143,009)	$29,942
Interest income	(633)	(470)	(1,294)	(739)
Interest expense	14,645	3,411	30,149	6,610
Income tax provision (benefit)	3,781	16,560	(7,407)	25,607
Depreciation and amortization	30,907	15,090	61,979	29,468
Restructuring	(5,623)	5,043	82,242	8,095
Acquisition and integration related expense	11,148	6,468	73,795	6,801
Adjusted EBITDA	$56,882	$60,199	$96,455	$105,784

FREE CASH FLOW
Net cash provided by operating activities	$41,327	$30,187	$16,879	$93,444
Acquisitions of property, plant, and equipment	(11,876)	(12,776)	(29,309)	(21,898)
Free Cash Flow	$29,451	$17,411	$(12,430)	$71,546

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$20,563	$37,628	$(119,885)	$68,455
Amortization of intangible assets	17,999	4,970	35,739	9,519
Restructuring	(5,623)	5,043	82,242	8,095
Acquisition and integration related expense	11,148	6,468	73,795	6,801
Non-GAAP operating income	$44,087	$54,109	$71,891	$92,870

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$156,014	$140,649	$476,317	$267,459
Amortization of intangible assets	(17,999)	(4,970)	(35,739)	(9,519)
Restructuring	5,623	(5,043)	(82,242)	(8,095)
Acquisition and integration related expense	(11,148)	(6,468)	(73,795)	(6,801)
Non-GAAP operating expenses	$132,490	$124,168	$284,541	$243,044

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$28,997	$17,839	$26,229	$34,923
Amortization of intangible assets	2,842	2,728	5,722	5,090
Restructuring	(145)	506	19,455	330
Acquisition and integration related expense (recovery)	(1,244)	6,201	(921)	6,201
Electricity - Non-GAAP operating income	$30,450	$27,274	$50,485	$46,544

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income (loss)	$15,245	$16,977	$(13,103)	$38,708
Amortization of intangible assets	1,107	1,309	2,231	2,586
Restructuring	(2,086)	4,339	41,461	5,423
Gas - Non-GAAP operating income	$14,266	$22,625	$30,589	$46,717

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$8,824	$16,866	$(2,886)	$25,670
Amortization of intangible assets	808	933	1,643	1,843
Restructuring	(1,721)	995	14,993	2,013
Water - Non-GAAP operating income	$7,911	$18,794	$13,750	$29,526

NON-GAAP OPERATING INCOME - NETWORKS
Networks - GAAP operating loss	$(28,219)	$—	$(103,729)	$—
Amortization of intangible assets	13,242	—	26,143	—
Acquisition and integration related expense	12,111	—	74,559	—
Networks - Non-GAAP operating loss	$(2,866)	$—	$(3,027)	$—

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(4,284)	$(14,054)	$(26,396)	$(30,846)
Restructuring	(1,671)	(797)	6,333	329
Acquisition and integration related expense	281	267	157	600
Corporate unallocated - Non-GAAP operating loss	$(5,674)	$(14,584)	$(19,906)	$(29,917)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Manager, Investor Relations
or
Ken Gianella, 669-770-4643
Vice President, Investor Relations (as of Aug. 7, 2018)